Exhibit 99.1

NEWS

CONTACTS:	FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@parkplace.com	stewartr@parkplace.com

Park Place reports financial results
for second quarter 2003

Las Vegas, July 24, 2003 — Park Place Entertainment Corporation (NYSE: PPE) today reported financial results for the quarter and six months ended June 30, 2003.

Second Quarter 2003 Results

For the second quarter of 2003, Park Place reported net income of $41 million, or $0.14 per diluted share. That compares to net income of $96 million, or $0.31 per diluted share, for the second quarter of 2002.

Adjusted net income for the second quarter of 2002 was $57 million, or $0.19 per diluted share, excluding a one-time investment gain. The $39 million gain, net of tax, resulted from the sale of the company’s equity interest in Jupiters Limited, an Australian casino company. The company did not record any non-recurring items in the second quarter of 2003.

Net revenue for the second quarter of 2003 was $1.187 billion, compared to $1.192 billion in the second quarter of 2002. Second quarter EBITDA – earnings before interest, taxes, depreciation and amortization and investment gain – was $277 million, down from $310 million in the year-ago quarter.

First Half 2003 Results

Net income for the first half of 2003 was $82 million – or $0.27 per diluted share – including $1 million in pre-opening expense recorded in the first quarter. That compares to net income before the cumulative effect of the goodwill accounting change of $136 million – or $0.45 per diluted share – for the first half of 2002, including the one-time investment gain.

Excluding the one-time investment gain and the effect of the goodwill accounting change, adjusted net income for the first half of 2002 was $97 million, or $0.32 per diluted share.

3930 Howard Hughes Parkway, Las Vegas, Nevada 89109  • 702-699-5008 • FAX 702-699-5098 • www.parkplace.com

Including the effect of the accounting change, which was related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the company reported a net loss of $(843) million, or $(2.76) per diluted share, for the first half of 2002.

Net revenue for the first half of 2003 was $2.330 billion, approximately equal to the $2.335 billion in net revenue reported for the first half of 2002.  EBITDA for the first half of 2003 was $551 million, compared to $589 million for the first half of 2002.

Solid Recovery from April

“The company had a solid recovery from a difficult April – a month impacted by the war in Iraq, SARS fears and the uncertain national economy – with a better than expected May and a steady June,” said Park Place President and Chief Executive Officer Wallace R. Barr.

“In the quarter, we showed strength in our Eastern and Mid-South regions. In the West, we were hurt by a travel slump in April and by low table hold throughout the quarter. However, Caesars Palace reported increasing volumes and improving trends in other key metrics. The Palace reported record cash room rates in every month of the quarter and The Colosseum continued to drive increased visitor traffic and revenue.

“As we move into the second half of the year, we’ll continue to focus on controlling expenses so that we can maximize earnings from any improvements in revenue,” Barr added. “Looking further into the future, we are very excited about opportunities to capitalize on the strength of our Caesars brand. Our recently announced plan to change the name of the company to Caesars Entertainment is a clear statement of our belief in the strength of that name.”

Second Quarter Highlights

In the second quarter of 2003:

•                  The Western Region suffered from a decline in travel in the early part of the quarter and reported EBITDA of $94 million, down from $134 million in the second quarter of 2002. EBITDA margin for the Western region was 19 percent, compared to 26 percent in the second quarter of 2002. Caesars Palace was an exception to the general trend. At Caesars, revenue per available room (RevPAR) increased $10 from the year-ago quarter and gaming volumes increased significantly, although lower table hold resulted in lower EBITDA.

•                  Eastern Region EBITDA was $125 million, up from $117 million in the year-ago quarter. EBITDA margin was 32 percent, up from 30 percent in the second quarter of 2002. Table hold and slot volumes at each of the company’s three properties in Atlantic City were higher in the second quarter of 2003 than in the prior year.

•                  In the Mid-South Region, EBITDA rose to $65 million from $62 million in the second quarter of 2002. EBITDA margin in the Mid-South was 23 percent, up from 22 percent in the second quarter of 2002. Net revenues increased $3 million, all of which flowed directly through to EBITDA because of the benefits of the “Work Smart” cost saving program.

•                  The company paid down an additional $120 million of indebtedness, bringing its total debt to $4.7 billion as of June 30, 2003. Since January 2002, the company has reduced debt balances by approximately $570 million.

•                  The “Work Smart” program resulted in reduced expenses in targeted categories of $15 million in the quarter. Since the program was started last year, the company has reduced costs in those categories by $72 million.

•                  Online room reservations made through Park Place web sites grew dramatically, rising more than 70 percent company-wide from the second quarter of 2002. In the second quarter of 2003, 25 percent of all rooms booked in Park Place’s Las Vegas properties by free and independent travelers were booked through Park Place web sites, up from 14 percent in the second quarter of 2002.

•                  The company launched the second phase of its successful Connection Card program, becoming the first company in the industry to offer guests complimentary rewards based on spending in hotels, restaurants, theaters and shops as well as on table games and slots.

•                  The Connection Card program expanded to serve the company’s three casino resorts in Atlantic City. Mid-South properties are scheduled to follow later this year.

•                  The Colosseum at Caesars Palace completed its first full quarter of operations. In addition to Celine Dion’s “A New Day…,” the Colosseum hosted comedian Jerry Seinfeld for two sold-out performances. Other entertainers starring in the 4,100-seat venue are Tim McGraw, Mariah Carey and Gloria Estefan, with more stars to be announced.

•                  Construction continued on major new resort attractions. Jimmy Buffet’s Margaritaville Café is scheduled to open at the Flamingo Las Vegas by year-end. Work also progressed at Caesars Palace on the East Casino Connector, set to open late this year; the Roman Plaza, scheduled to open in early 2004; and the 175,000 square-foot expansion of The Forum Shops, with a planned debut in late 2004.

•                  At the Flamingo Las Vegas, the company opened Ventuno Ristorante, which features modern Italian cuisine, and Pink Ginger, a pan-Asian restaurant with contemporary style.

•                  Cascata, Park Place’s award-winning desert golf course, hosted Michael Douglas and Friends, the annual celebrity golf tournament that benefits the motion picture industry’s retirement home and hospital in Los Angeles County. A program on the event aired on the ABC television network, immediately following the 2003 British Open.

•                  The company continued to strengthen its resort management team, naming casino veteran Anthony F. Santo as senior vice president in charge of operations in the Western and Mid-South Regions. The company also appointed Robert Kelly as its new vice president for construction and named Bobby Yee president of Bally’s Las Vegas and Paris Las Vegas, Donna Graham president of the Atlantic City Hilton and Kevin Laforet president of Casino Windsor in Ontario, Canada. Senior Vice President for Development Peter M. George was given additional responsibilities for domestic development activities.

“Our key initiatives – controlling operating expenses and improving our return on invested capital – are beginning to take hold,” said Park Place Executive Vice President and Chief Financial Officer Harry C. Hagerty.

“As a result of  ‘Work Smart,’ operating expenses in our Eastern and Mid-South regions were essentially flat in the quarter, although we have more work to do in the West. Total salaries and wages for our domestic properties – our largest controllable cost – are down year-to-date.

“With regard to capital, the investments we have been making at Caesars Palace appear to be earning returns in the range we anticipated, judging from the incremental business we have been getting from visitors to the Colosseum,” Hagerty added.

Western Region

EBITDA in the Western Region was $94 million in the second quarter of 2003, down from $134 million in the second quarter of 2002. With the exception of Caesars Palace, properties in Las Vegas experienced lower table game volumes. All Western properties other than the Flamingo Las Vegas had lower hold percentages than in the year-ago quarter. For the region, occupancy and room rates were in line with the second quarter of 2002.

At Caesars Palace, second quarter EBITDA was $31 million, down from $37 million for the quarter ended June 30, 2002.  Table and slot volumes increased significantly and RevPAR rose eight percent, primarily due to higher rates. The decrease in EBITDA principally is a result of a decline in the table game hold percentage (including baccarat) to 14.7 percent in the second quarter of 2003 from 20.9 percent in the second quarter of 2002.

Caesars Palace continued to record significant increases in important operating metrics following the opening of The Colosseum. Compared to the three-month period prior to the theater’s opening, the average number of daily visitors was up 31 percent, average daily food and beverage revenue rose 37 percent and average daily gaming volume increased 17 percent.

For the weeks that Celine Dion is performing in The Colosseum, assuming normalized slot and table hold, these results translate into incremental daily revenue of nearly $165,000, compared to the three months before opening.

EBITDA at Paris/Bally’s was $31 million, down from $52 million for the year-ago quarter. The decline resulted primarily from lower hold at the baccarat tables and increased operating costs. RevPAR declined three percent from the second quarter of 2002 due to lower room rates.

The Flamingo Las Vegas reported second quarter EBITDA of $24 million, down from $27 million in the second quarter of 2002. The results primarily were due to lower slot volume and increased operating costs.

Other Nevada properties – the Las Vegas Hilton, Reno Hilton, Caesars Tahoe and Flamingo Laughlin – recorded combined EBITDA of $8 million for the second quarter, down from $18 million for the second quarter of 2002. Lower table hold at the Las Vegas Hilton and at Caesars Tahoe and lower table volume at the Hilton contributed significantly to the decline in EBITDA.

Eastern Region

EBITDA from Park Place’s three Atlantic City casino resorts and management fees from its Dover Downs slot operation was $125 million, up seven percent from the $117 million reported for the second quarter of 2002.

EBITDA at Bally’s Atlantic City was $55 million, up four percent from the $53 million reported for the second quarter of 2002. The increase was driven by higher slot volume and table hold. RevPAR declined four percent due to lower rates. EBITDA margin was 31 percent, compared to 30 percent for the year-ago quarter. Both the 2003 and 2002 figures include results from The Claridge Casino Hotel, which was merged with Bally’s Atlantic City in December 2002.

At Caesars Atlantic City, EBITDA for the second quarter was $49 million, up 14 percent from the $43 million recorded in the second quarter of 2002, due largely to higher slot volume and table hold. RevPAR rose two percent because of higher rates and occupancy. EBITDA margin for Caesars Atlantic City was 37 percent, up from 33 percent in the second quarter of 2002.

The Atlantic City Hilton produced EBITDA of $20 million for the second quarter, equal to the year-ago period.

Mid-South Region

Park Place’s seven casino resorts in Indiana, Mississippi and Louisiana reported second quarter EBITDA of $65 million, up five percent from the $62 million recorded in the second quarter of 2002. Results were driven primarily by a 44 percent increase in EBITDA at Grand Casino Tunica, achieved largely through the “Work Smart” cost reduction program.

Caesars Indiana reported second quarter EBITDA of $19 million, up from $18 million in the second quarter of 2002. Results at the property were driven principally by a 13 percent increase in slot volume. Table volume also increased, but was partially offset by a lower table hold percentage. Better room management achieved higher room rates and occupancy and resulted in a 32 percent increase in RevPAR. EBITDA margin at the property was 25 percent, down from 27 percent in the second quarter of 2002. EBITDA margins were impacted by a $7 million increase in state taxes during the quarter.

On the Gulf Coast, Grand Casino Biloxi reported EBITDA of $11 million, down from the $12 million in the second quarter of 2002. The decline generally was due to lower slot hold. Grand Casino Gulfport posted EBITDA of $13 million, down from $14 million in the second quarter of 2002. Slot volume at the property declined slightly, as did slot hold and table hold.

In northern Mississippi, Grand Casino Tunica reported EBITDA of $13 million, up 44 percent from the $9 million reported in the year-ago quarter. The increase was attributable to the company’s cost reduction program. EBITDA margin at the Grand Tunica was 24 percent, up from 16 percent in the second quarter of 2002. EBITDA at Park Place’s two other Tunica properties was $10 million, equal to the figure for the year-ago quarter.

International

Park Place’s eight international properties reported combined EBITDA of $10 million, compared to $14 million for the quarter ended June 30, 2002. The decrease was due largely to the disposition of the company’s equity interest in Jupiters Limited.  The company retained management agreements with Jupiters Limited and recognizes ongoing management fees.

Capital Expenditures

The company invested $111 million of capital during the second quarter of 2003. Maintenance expenditures were $65 million and investments in growth projects were  $46 million.

The company discusses its capital expenditure program in terms of a capital expenditure ‘backlog,’ which is defined as all approved capital expenditures that have not yet been spent. The company’s capital expenditures backlog currently stands at $465 million.

In the first half of 2003, the company spent $187 million on capital investments. The company currently plans to spend approximately $477 million on capital investments in 2003, largely on maintenance projects throughout the company and on the completion of projects underway at Caesars Palace.

The capital expenditures backlog does not include amounts for a room tower and convention center expansion at Caesars Palace. This project is in the final stages of planning. The current cost estimate (including items not directly related to the tower) is $375 million.

The capital expenditure backlog also excludes amounts for a room tower at Caesars Atlantic City, a project that remains on hold; however, the backlog does include approximately $75 million related to a new, 3,200-space parking garage at Caesars Atlantic City, although it has not yet been determined when or if construction of that project will proceed.

Other Items

Depreciation and Amortization in the quarter was $118 million, compared to $119 million in the prior year’s quarter.

Corporate expense in the second quarter was $17 million, equal to the amount reported for the second quarter of 2002.

Equity in earnings of unconsolidated affiliates was $2 million for the second quarter of 2003, compared to $5 million for the second quarter of 2002. The decrease is primarily related to the disposition of the company’s ownership interest in Jupiters Limited.

Net interest expense in the quarter was $88 million, compared to $90 million in the second quarter of 2002. Capitalized interest was $1 million in the second quarter, compared to $2 million in the year-ago quarter. There was no interest income in the quarter, compared to $1 million in the second quarter of 2002.

The effective tax rate before non-recurring items in the second quarter was 41.4 percent compared to 42.0 percent in the second quarter of 2002.

Share repurchases – There were no share repurchases in the quarter.

Balance Sheet

As of June 30, 2003, the company had a cash balance of $286 million and total debt of $4.7 billion, down from $4.9 billion on March 31, 2003.  The company had $1.7 billion available on its credit facilities. The number of diluted shares outstanding was 302 million for the second quarter of 2003.

Dividend Policy

The company’s Board of Directors has not changed its policy on the payment of dividends. As described in the company’s Form 10-K for 2002, the company currently expects that excess free cash flow will be used to reinvest in our properties and to reduce outstanding debt.

Recent Developments

Impact of Borgata Opening

On July 3, 2003, the Borgata Hotel, Casino and Spa opened in Atlantic City, resulting in new competition for the company’s three Atlantic City properties. Through July 20, 2003, the company’s Atlantic City properties have experienced a 2.1 percent decline in slot win, a 0.5 percent decrease in table win and an increase of $0.68 in RevPAR, compared to the comparable period in 2002. The company continues to expect that third quarter EBITDA for its Atlantic City properties will be down 10 to 15 percent, compared to the third quarter of 2002.

New Jersey Taxes

The State of New Jersey recently enacted new tax legislation, effective July 1, that includes new taxes on casino net income, complimentaries, parking and rooms.  The company estimates that the full-year impact of the newly enacted taxes is approximately $23 million (before any federal tax benefit).

Nevada Taxes

The State of Nevada earlier this week enacted legislation that will increase taxes on the gaming industry. The company estimates that the full-year impact of the new tax package is approximately $12 million (before any federal tax benefit).

Guidance

The company is providing the following guidance based on the current regulatory, tax, competitive, economic and geopolitical environment and current expectations for Park Place properties performance.  Changes in any of these factors as well as other factors that may or may not be currently known to management will affect this guidance.

Guidance will be revised when management becomes aware that financial results have been affected and reasonably believes that the company will no longer achieve the guidance range outlined below.  The guidance for adjusted earnings per share is a non-GAAP financial measure. This measure excludes items considered non-recurring from an operating perspective. In the past, examples of non-recurring items that have not been included in adjusted earnings per share are pre-opening expenses, asset impairments and write-downs, investment gains and losses, contract and litigation settlements and other non-recurring items.

	Third Quarter 2003	Full Year 2003
Adjusted diluted EPS	$0.14 - $0.17	$0.45 - $0.51

Investor Conference Call

Park Place has scheduled an investor conference call for today at 8:00 a.m. PDT (10:00 a.m. CDT and 11:00 a.m. EDT). The call can be accessed by calling 1-877-226-4294 or by visiting the Park Place web site at www.parkplace.com and selecting the Investor tab. International callers should dial 1-706-643-0366. A replay of the conference call is available through July 31, 2003 by calling 1-800-642-1687 or by visiting the Park Place web site. The international replay number is 1-706-645-9291. The replay reservation number for both domestic and international callers is 1668891.

Non-GAAP Financial Measures

Adjusted net income, adjusted earnings per share and EBITDA are non-GAAP measurements. EBITDA is earnings before interest, taxes, depreciation and amortization (including depreciation from unconsolidated subsidiaries), pre-opening expense and investment gain. Adjusted net income, adjusted earnings per share and EBITDA are presented as supplemental disclosures because this is how the company reviews and analyzes its performance. These measures are used widely within the gaming industry as indicators of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities. Park Place’s calculation of adjusted net income, adjusted earnings per share and EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. The company has included schedules that reconcile operating income to EBITDA and net income to adjusted net income in the tables that accompany this release.

About Park Place

Park Place Entertainment Corporation (NYSE: PPE) is one of the world’s leading gaming companies. Park Place owns, manages or has an interest in 29 gaming properties operating under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 54,000 employees worldwide. The company has announced plans to change its name to Caesars Entertainment, Inc., effective in January 2004, pending shareholder and regulatory approval.

Additional information on Park Place Entertainment can be accessed through the company’s web site at www.parkplace.com ..

NOTE:  This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA,  free cash flow, statements of management’s plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, statements of belief, and/or statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.  The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

#  #  #

Financial tables follow

PARK PLACE ENTERTAINMENT

Summary Statements of Operations

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net revenue	$1,187	$1,192	$2,330	$2,335

Operating costs and expenses	896	871	1,759	1,733
Depreciation and amortization	118	119	233	236
Pre-opening expense	—	—	1	—
Corporate expense	17	17	34	34
Total costs and expenses	1,031	1,007	2,027	2,003

Equity in earnings of unconsolidated affiliates	2	5	11	17

Operating income	158	190	314	349

Net interest expense	88	90	171	179
Investment gain	—	(44)	—	(44)

Income before taxes, minority interest and cumulative effect of accounting change	70	144	143	214

Income tax provision	29	47	60	75
Minority interest, net	—	1	1	3

Income before cumulative effect of accounting change	41	96	82	136

Cumulative effect of accounting change	—	—	—	(979)

Net income (loss)	$41	$96	$82	$(843)

Basic income (loss) per share
Income before cumulative effect of accounting change	$0.14	$0.32	$0.27	$0.45
Cumulative effect of accounting change	—	—	—	$(3.24)
Net income (loss)	$0.14	$0.32	$0.27	$(2.79)

Diluted income (loss) per share
Income before cumulative effect of accounting change	$0.14	$0.31	$0.27	$0.45
Cumulative effect of accounting change	—	—	—	$(3.21)
Net income (loss)	$0.14	$0.31	$0.27	$(2.76)

Weighted average shares outstanding
Basic	301	302	301	302
Diluted	302	306	302	305

PARK PLACE ENTERTAINMENT

Property Operating Information

(Amounts in millions)

(unaudited)

	Three Months Ended June 30, 2003					Three Months Ended June 30, 2002
	Net Revenue	Operating Income	Depreciation and Amortization	Depreciation from Unconsolidated Affiliates	EBITDA	Net Revenue	Operating Income	Depreciation and Amortization	Depreciation from Unconsolidated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$157	$13	$18	$—	$31	$165	$33	$19	$—	$52
Caesars Palace	132	17	14	—	31	129	24	13	—	37
Flamingo Las Vegas	77	18	6	—	24	77	21	6	—	27
Las Vegas Hilton	51	(2)	4	—	2	57	2	4	—	6
Reno Hilton	31	—	2	—	2	33	—	3	—	3
Caesars Tahoe	19	(3)	3	—	—	21	1	3	—	4
Flamingo Laughlin	27	2	2	—	4	28	3	2	—	5
	494	45	49	—	94	510	84	50	—	134
EASTERN REGION
Bally’s Atlantic City	177	40	15	—	55	176	37	16	—	53
Caesars Atlantic City	134	36	13	—	49	131	31	12	—	43
Atlantic City Hilton	79	15	5	—	20	76	14	6	—	20
Dover Downs	1	1	—	—	1	1	1	—	—	1
	391	92	33	—	125	384	83	34	—	117
MID-SOUTH REGION
Grand Biloxi	55	7	4	—	11	56	8	4	—	12
Grand Tunica	54	7	6	—	13	55	2	7	—	9
Caesars Indiana	75	10	9	—	19	67	10	8	—	18
Grand Gulfport	47	10	3	—	13	49	11	3	—	14
Sheraton Tunica	18	4	2	—	6	18	4	2	—	6
Belle of Orleans	15	—	—	—	—	15	—	—	—	—
Bally’s Tunica	15	3	1	—	4	16	3	1	—	4
Regional Overhead	—	(1)	—	—	(1)	—	(1)	—	—	(1)
	279	40	25	—	65	276	37	25	—	62

INTERNATIONAL and Other	23	—	9	1	10	22	4	9	1	14

CORPORATE	—	(19)	2	—	(17)	—	(18)	1	—	(17)

TOTAL	$1,187	$158	$118	$1	$277	$1,192	$190	$119	$1	$310

PARK PLACE ENTERTAINMENT

Property Operating Information

(Amounts in millions)

(unaudited)

	Six Months Ended June 30, 2003						Six Months Ended June 30, 2002
	Net Revenue	Operating Income	Deprecia- tion and Amor- tization	Pre- opening Expense	Deprecia- tion from Unconsol- idated Affiliates	EBITDA	Net Revenue	Operating Income	Deprecia- tion and Amor- tization	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$323	$42	$35	$—	$—	$77	$326	$61	37	$—	$98
Caesars Palace	254	32	26	1	—	59	241	30	24	—	54
Flamingo Las Vegas	153	37	12	—	—	49	147	36	13	—	49
Las Vegas Hilton	108	—	9	—	—	9	114	6	8	—	14
Reno Hilton	61	(1)	5	—	—	4	61	—	6	—	6
Caesars Tahoe	42	(2)	5	—	—	3	44	—	6	—	6
Flamingo Laughlin	55	5	4	—	—	9	57	8	4	—	12
	996	113	96	1	—	210	990	141	98	—	239
EASTERN REGION
Bally’s Atlantic City	334	62	31	—	—	93	339	64	32	—	96
Caesars Atlantic City	252	62	25	—	—	87	255	59	24	—	83
Atlantic City Hilton	148	22	11	—	—	33	144	20	12	—	32
Dover Downs	2	2	—	—	—	2	3	3	—	—	3
	736	148	67	—	—	215	741	146	68	—	214
MID-SOUTH REGION
Grand Biloxi	110	15	8	—	—	23	115	17	8	—	25
Grand Tunica	106	12	13	—	—	25	111	9	13	—	22
Caesars Indiana	146	20	16	—	—	36	135	22	15	—	37
Grand Gulfport	91	18	6	—	—	24	97	20	6	—	26
Sheraton Tunica	38	10	4	—	—	14	38	8	5	—	13
Belle of Orleans	30	1	—	—	—	1	31	1	1	—	2
Bally’s Tunica	32	7	2	—	—	9	33	7	2	—	9
Regional Overhead	—	(2)	—	—	—	(2)	—	(2)	—	—	(2)
	553	81	49	—	—	130	560	82	50	—	132

INTERNATIONAL and Other	45	9	18	—	3	30	44	16	18	4	38

CORPORATE	—	(37)	3	—	—	(34)	—	(36)	2	—	(34)

TOTAL	$2,330	$314	$233	$1	$3	$551	$2,335	$349	236	$4	$589

PARK PLACE ENTERTAINMENT

Property Operating Information

 (unaudited)

	Three Months Ended June 30, 2003					Three Months Ended June 30, 2002
	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	12.9%	94.6%	$104	$105	$99	15.4%	94.9%	$104	$108	$102
Caesars Palace	14.7%	95.0%	$151	$151	$143	20.9%	94.6%	$138	$141	$133
Flamingo Las Vegas	16.8%	96.5%	$78	$78	$75	15.5%	98.2%	$75	$75	$74
Las Vegas Hilton	14.6%	86.7%	$89	$85	$73	17.6%	86.4%	$97	$91	$78
Reno Hilton	21.8%	80.5%	$65	$64	$52	22.9%	73.4%	$71	$69	$51
Caesars Tahoe	14.7%	86.2%	$108	$107	$92	22.8%	86.7%	$99	$109	$95
Flamingo Laughlin	17.5%	83.3%	$36	$33	$27	17.8%	82.8%	$41	$36	$30
	14.6%	90.9%	$93	$92	$84	18.5%	90.5%	$93	$93	$84

EASTERN REGION
Bally’s Atlantic City	15.8%	97.1%	$96	$84	$81	14.6%	96.6%	$98	$87	$84
Caesars Atlantic City	17.5%	98.8%	$127	$93	$92	16.3%	98.3%	$113	$91	$90
Atlantic City Hilton	15.5%	97.8%	$111	$90	$88	14.9%	97.4%	$113	$93	$90
	16.4%	97.8%	$108	$88	$86	15.3%	97.3%	$105	$90	$87

MID-SOUTH REGION
Grand Biloxi	14.2%	97.3%	$78	$68	$66	13.6%	97.2%	$79	$66	$65
Grand Tunica	19.7%	84.3%	$50	$51	$43	16.6%	84.0%	$53	$54	$45
Caesars Indiana	17.0%	87.8%	$102	$85	$75	18.2%	80.9%	$69	$71	$57
Grand Gulfport	15.3%	91.0%	$67	$66	$60	17.0%	93.9%	$69	$65	$61
Sheraton Tunica	15.3%	98.1%	$57	$61	$60	16.6%	91.5%	$57	$83	$76
Belle of Orleans	17.0%	n/a	n/a	n/a	n/a	18.6%	n/a	n/a	n/a	n/a
Bally’s Tunica	18.7%	90.8%	$44	$38	$34	19.7%	91.1%	$46	$40	$36
	16.6%	90.1%	$67	$63	$56	16.5%	89.8%	$66	$62	$55

(1)	APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.
(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(3)	RevPAR is defined as Revenue Per Available Room and is calculated by multiplying the Average Daily Rate by the Occupancy Percentage.

PARK PLACE ENTERTAINMENT

Property Operating Information

 (unaudited)

	Six Months Ended June 30, 2003					Six Months Ended June 30, 2002
	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	12.6%	94.0%	$111	$112	$105	13.9%	93.1%	$107	$110	$103
Caesars Palace	15.5%	93.2%	$153	$150	$140	17.1%	94.1%	$139	$143	$134
Flamingo Las Vegas	17.0%	94.6%	$81	$80	$76	15.9%	93.1%	$74	$74	$69
Las Vegas Hilton	11.2%	88.0%	$99	$93	$82	15.8%	87.1%	$98	$92	$80
Reno Hilton	18.2%	79.3%	$67	$66	$53	20.7%	75.1%	$70	$69	$52
Caesars Tahoe	15.8%	85.5%	$113	$118	$101	18.4%	88.0%	$106	$117	$103
Flamingo Laughlin	17.4%	85.8%	$33	$30	$26	18.3%	85.6%	$35	$32	$27
	14.7%	90.5%	$97	$96	$87	16.1%	89.6%	$93	$94	$84

EASTERN REGION
Bally’s Atlantic City	15.8%	96.7%	$86	$78	$76	15.0%	95.9%	$93	$82	$78
Caesars Atlantic City	17.6%	98.3%	$112	$89	$88	16.5%	98.2%	$108	$89	$87
Atlantic City Hilton	16.3%	94.1%	$97	$85	$80	14.4%	96.6%	$98	$86	$83
	16.6%	96.6%	$96	$83	$80	15.4%	96.8%	$98	$85	$82

MID-SOUTH REGION
Grand Biloxi	14.0%	97.5%	$69	$62	$61	13.6%	97.6%	$75	$63	$62
Grand Tunica	18.5%	82.1%	$50	$52	$42	16.8%	83.3%	$52	$53	$44
Caesars Indiana	17.0%	88.7%	$86	$79	$70	18.1%	83.9%	$67	$69	$58
Grand Gulfport	14.5%	90.2%	$59	$59	$53	15.9%	92.7%	$62	$60	$56
Sheraton Tunica	15.0%	97.8%	$56	$60	$59	17.4%	92.7%	$55	$81	$75
Belle of Orleans	17.4%	n/a	n/a	n/a	n/a	18.1%	n/a	n/a	n/a	n/a
Bally’s Tunica	18.7%	90.4%	$46	$38	$34	19.8%	93.0%	$45	$39	$36
	16.1%	89.4%	$61	$59	$53	16.3%	89.8%	$62	$59	$53

(1)	APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.
(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(3)	RevPAR is defined as Revenue Per Available Room and is calculated by multiplying the Average Daily Rate by the Occupancy Percentage.

PARK PLACE ENTERTAINMENT

Reconciliation of Net Income (Loss) to Adjusted Net Income

 (Amounts in millions, except per share amounts)

 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net income (loss)	$41	$96	$82	$(843)
Adjustments:
Pre-opening expense	—	—	1	—
Investment gain	—	(44)	—	(44)
Cumulative effect of accounting change	—	—	—	979
Income taxes on adjustments	—	5	—	5
Adjusted net income	$41	$57	$83	$97

Adjusted net income per share
Basic	$0.14	$0.19	$0.28	$0.32
Diluted	$0.14	$0.19	$0.27	$0.32

Weighted average shares outstanding
Basic	301	302	301	302
Diluted	302	306	302	305